Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces Second Quarter 2006 Results

Record Revenues of $16.4 million, up 59%
Record Net Income of $3.7 million, up 96%

HAMILTON, Bermuda, August 7, 2006--CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California, today announced results for the second quarter and six months ended June 30, 2006.

Second Quarter 2006

Net income for the second quarter of 2006 was $3.7 million, or $0.23 per diluted share, up 96% from net income of $1.9 million, or $0.19 per diluted share in the second quarter of 2005.  Earnings per diluted share in the second quarter of 2006 reflect a 6,135,906 increase in fully diluted weighted average shares due to the Company’s Initial Public Offering (“IPO”) on December 27, 2005.

Total revenues reached a record $16.4 million in the second quarter of 2006, up 59% from $10.3 million in the same quarter of 2005.  Fee-based management services revenues increased 12%, to $9.9 million.  Net reinsurance premiums increased 292%, to $5.6 million, primarily due to the new quota share arrangement entered into by the Company’s subsidiary, Twin Bridges (Bermuda) Ltd. (“Twin Bridges”).  Investment income was $0.9 million, up from $32,746 in the second quarter of 2005.

Total expenses increased 44%, to $12.1 million, compared to $8.4 million in the second quarter of 2005.  This increase was primarily due to higher compensation expenses due to increased staffing needs, higher selling, general and administrative expenses and higher loss and loss adjustment expenses and policy acquisition costs associated with the significant increase in reinsurance premiums.

The combined ratio (total losses and expenses as a percentage of net premiums earned) for the reinsurance segment for the second quarter of 2006 was 55.8%, compared to 80.0% in the same quarter of 2005.

Commenting on the quarter, Daniel G. Hickey, Jr., Co-CEO of CRM said, “Our second quarter performance reflects the substantial growth of our excess reinsurance business as we continued deploying our capital through the expanded quota share arrangement at Twin Bridges.  Increasing this higher-margin business has been one of our top priorities this year.  Our success in this area contributed to our 96% increase in net income this quarter.  Our fee-based services business added to our profitability as well, but continued softness in the California market limited the contribution of this segment of our business.”

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Six Months Ended June 30, 2006

For the six months ended June 30, 2006, net income was $6.7 million, or $0.41 per diluted share, up 137% from $2.8 million, or $0.28 per diluted share, in the first half of 2005.  Earnings per diluted share in the 2006 period reflect a 6,113,965 increase in fully diluted weighted average shares due to the Company’s Initial Public Offering (“IPO”) on December 27, 2005.

Total revenues for the first half of 2006 were $31.2 million, up 59% from $19.6 million in the first half of 2005.  Fee-based management services revenues increased 19%, to $19.6 million.  Net reinsurance premiums increased 226%, to $9.9 million, primarily due to the previously mentioned amended quota share arrangement.  Investment income was $1.6 million, up from $53,464 in the first half of 2005.

Total expenses increased 43%, to $23.9 million, compared to $16.7 million in the first half of 2005.  This increase was primarily due to the previously mentioned increases in compensation expenses, selling, general and administrative expenses, loss and loss adjustment expenses and policy acquisition costs.

The combined ratio (total losses and expenses as a percentage of net premiums earned) for the reinsurance segment for the first half of 2006 was 55.8%, compared to 77.0% in the first half of 2005.

Segment Results

Fee-based management services business

In the second quarter of 2006, revenues in the fee-based management services segment increased 12% to $9.9 million as compared to $8.8 million in the second quarter of 2005.  The majority of this growth was due to a higher volume of business in California.  Revenues from groups in California were $2.7 million in the second quarter of 2006, up 48% from the second quarter of 2005.  In New York, revenues increased to $7.2 million in the second quarter of 2006, up 3% from $7.0 million in the same quarter of 2005.

Income before taxes from the fee-based management services segment for the second quarter of 2006 was $1.6 million, up slightly from the second quarter 2005, and represented 37% and 84% of total Company income before taxes in the second quarters of 2006 and 2005, respectively.

In the first half of 2006, revenues in the fee-based management services segment increased 19% to $19.6 million as compared to $16.5 million in the first half of 2005.  Revenues from groups in California were $6.0 million in the first half of 2006, up 71% from the first half of 2005.  In New York, revenues increased to $13.6 million in the first half of 2006, up 5% from $13.0 million in the first half of 2005.

Income before taxes from the fee-based management services segment for the first half of 2006 was $2.3 million, up 10% from $2.1 million in the first half of 2005, and represented 32% and 74% of total Company income before taxes in the first six months of 2006 and 2005, respectively.

Reinsurance Segment

In the second quarter of 2006, revenues in the reinsurance segment before investment income increased 292% to $5.6 million, as compared to $1.4 million in the second quarter of 2005.  This was primarily due to Twin Bridges’ amended quota share arrangement which took effect December 1, 2005, coupled with growth of premiums in self insured groups.  Reinsurance revenues from groups in California totaled $2.6 million in the second quarter of 2006, up from $0.2 million in the second quarter of 2005. Reinsurance revenues from groups in New York were $3.1 million up from $1.3 million in the second quarter of 2005.

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Income before taxes from the reinsurance segment was $3.1 million, or 73% of Company income before taxes, versus $0.3 million, or 16% of Company income before taxes in the second quarter of 2005.

In the first half of 2006, revenues in the reinsurance segment before investment income increased 226% to $9.9 million, as compared to $3.0 million in the first half of 2005.  Revenues from groups in California totaled $5.2 million in the first half of 2006, up from $0.5 million in the first half of 2005.

Income before taxes from the reinsurance segment was $5.6 million, or 77% of Company income before taxes, versus $0.7 million, or 26% of Company income before taxes in the first half of 2005.

Martin D. Rakoff, Co-CEO of CRM Holdings, Ltd., said, “In the second quarter of 2006, our fee-based workers’ compensation businesses in New York and California were affected by difficult market conditions which resulted in slower than anticipated growth.  While we gained additional market share in California, the rate decreases we saw earlier this year persisted.  We continue to believe California presents attractive opportunities for long-term growth, and our focus is to continue increasing our market share in that state.”

Outlook for 2006

“In the first half of 2006, we successfully implemented growth initiatives to expand our excess reinsurance business.  We also increased workers compensation premium in California by 20% at a time when many providers experienced contraction.  We will continue to devote time, resources and energy into generating increased premiums under management in New York and California and putting capital to use in the reinsurance business as we move into the second half of 2006 and beyond.  We are also working to establish new self-insured groups in Texas, where we recently opened an office and hired staff,” said Mr. Hickey.  “Thus far in 2006, growth in California has proven more challenging than we expected.  The combination of the pricing environment, rate reductions, and competitive forces are such that growth in our fee-based business in the state will be less robust than we planned.  We expect current rate levels and the competitive environment to persist throughout the remainder of the year.  Although we face these immediate challenges in growing our fee-based business in California, we still believe in the fundamental effectiveness of our business model and our prospects for long-term growth in that state.  In order to meet the earnings expectations we have, we are working strenuously but responsibly to expand our business while continuing to manage operating and overhead expenses carefully.  In the absence of any significant transactions, however, our best estimate for earnings from operations for 2006 is in the range of $0.87 to $0.96”

For the full-year 2006, the Company lowered its guidance of revenues in the range of $65.0 to $72.0 million, with premiums under management which are expected to reach $215.0 million on an annualized basis by year-end. Diluted earnings per share are expected to be in the range of $0.87 to $0.96, based on a weighted average of 16.4 million shares outstanding.

Conference Call

The company will host a conference call at 10:00 a.m. Eastern Time on Monday, August 7 2006 to discuss its financial results for its fiscal year 2006 second quarter, ended June 30.  Hosting the call will be Daniel G. Hickey, Jr., Chairman and Co-Chief Executive Officer, Martin D. Rakoff, Deputy Chairman and Co-Chief Executive Officer, and James J. Scardino, Chief Financial Officer.  To participate in the event by telephone, please dial 800-289-0494 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 8904350. International callers should dial 913-981-5520. The conference call will be broadcast live over the internet and can be accessed by all interested parties at CRM’s web site at http://www.CRMHoldingsLtd.bm/events.cfm.  To listen to the call please go to this web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

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For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days.  A digital replay of the call will also be available on Monday, August  7 at approximately 1:00 p.m. Eastern Time through Monday, August 14 at midnight Eastern Time.  Dial 888-203-1112 and enter the conference ID number 8904350.  International callers should dial 719-457-0820 and enter the same conference ID number.

About CRM Holdings, Ltd.

CRM is a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California. CRM has been in the business of forming and managing self-insured groups in New York since 1999 and, in 2003, the business was expanded into California. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document.  Such risks and uncertainties are discussed in the company’s Form 10-K for the year ended December 31, 2005 and in other documents filed by the company with the Securities and Exchange Commission.  We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;
•	The estimation of loss reserves and loss reserve development;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

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Table 1

CRM Holdings, Ltd.
Consolidated Balance Sheets

	June 30, 2006	December 31, 2005

	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available-for-sale	$59,404,864	$8,185,367
Cash and cash equivalents	13,974,668	67,922,802
Cash and cash equivalents, restricted	4,749,164	884,727
Premiums receivable	15,765,360	2,648,455
Accounts receivable	2,778,222	2,057,797
Deferred policy acquisition costs	4,248,417	441,770
Property and equipment, at cost (less accumulated depreciation of $754,328 and $650,663)	1,094,374	971,037
Loans receivable	408,521	412,335
Deferred income taxes	103,200	5,200
Prepaid expenses	1,599,569	245,775
Other assets	161,480	131,575

Total assets	$104,287,839	$83,906,840

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$8,510,971	$6,279,744
Unearned reinsurance premiums	14,083,010	1,493,911
Unearned management fees	1,965,201	387,974
Unearned commission income	28,940	931,331
Borrowings under credit facilities	56,609	82,512
Fees payable to general agents and brokers	1,080,892	759,788
Accrued IPO costs	—	2,410,961
Other accrued expenses	2,674,540	2,630,489

Total liabilities	28,400,163	14,976,710

Common Stock
Authorized 50,000,000,000 shares; $.01 par value; 15,457,115 common shares issued and outstanding;	154,571	154,571
790,000 Class B shares issued and outstanding	7,900	7,900
Additional paid-in capital	66,299,141	66,057,076
Retained earnings	9,463,875	2,716,735
Accumulated other comprehensive loss	(37,811)	(6,152)

Total shareholders’ equity	75,887,676	68,930,130

Total liabilities and shareholders’ equity	$104,287,839	$83,906,840

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Table 2

CRM Holdings, Ltd.
Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended

	2006	2005	2006	2005

Revenues
Fee-based management services:
Management fees	$8,437,631	$7,655,302	$16,267,979	$14,384,151
Commission income	1,469,917	1,179,451	3,335,009	2,110,292

	9,907,548	8,834,753	19,602,988	16,494,443
Net reinsurance premiums earned	5,603,016	1,428,146	9,913,704	3,045,146
Investment income	856,749	32,746	1,639,383	53,464

Total revenues	16,367,313	10,295,645	31,156,075	19,593,053

Expenses
Losses and loss adjustment expenses	1,197,452	651,894	2,231,227	1,305,062
Fees paid to general agents and brokers	2,513,614	2,548,576	5,266,592	5,627,711
Policy acquisition costs	1,681,434	422,325	2,973,044	900,496
Selling, general and administrative expenses	6,694,564	4,751,048	13,404,104	8,883,709
Interest expense	1,664	25,644	30,178	28,780

Total expenses	12,088,728	8,399,487	23,905,145	16,745,758

Income before taxes	4,278,585	1,896,158	7,250,930	2,847,295
Provision for income taxes (1)	556,790	—	503,790	—

Net Income	$3,721,795	$1,896,158	$6,747,140	$2,847,295

Earnings per share:
Basic	$0.23	$0.19	$0.42	$0.28
Fully diluted	$0.23	$0.19	$0.41	$0.28
Weighted average shares outstanding (2):
Basic	16,247,115	10,247,115	16,247,115	10,247,115
Fully diluted	16,383,021	10,247,115	16,361,080	10,247,115

(1) Prior to its initial public offering in December 2005, the company was organized as a limited liability company and not subject to income tax on its U.S. entities.
(2) Weighted average shares for the three and six months ended June 30, 2005 reflect the additional 8.85 million shares offered in the Company’s initial public offering on December 27, 2005.

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Table 3

CRM Holdings Ltd.
Consolidated Statements of Cash Flow (Unaudited)

	Six months ended June 30,

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6,747,140	$2,847,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,851	102,280
Amortization of unearned compensation, restricted stock	242,065	—
Amortization of discounts on fixed-maturity securities, available for sale	(841,023)	—
Net realized losses on sale of fixed-maturity securities, available for sale	21,688	—
Deferred income tax benefit	(98,000)	—
Changes in:
Cash and cash equivalents, restricted	(3,864,437)	(1,878,940)
Premiums receivable	(13,116,905)	(86,706)
Accounts receivable	(720,425)	(884,276)
Deferred policy acquisition costs	(3,806,647)	72,935
Prepaid expenses	(1,353,794)	(182,543)
Other assets	(29,905)	—
Reserve for losses and loss adjustment expenses	2,231,227	1,305,062
Unearned reinsurance premiums	12,589,099	(246,634)
Unearned management fees	1,577,227	511,711
Unearned commission income	(902,391)	1,049,036
Fees payable to general agents and brokers	321,104	174,859
Other accrued expenses	44,051	1,101,554

Net cash (used in) provided by operating activities	(856,075)	3,885,633

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed maturity securities available-for-sale	(120,407,111)	—
Proceeds from sales and maturities of fixed-maturity securities, available-for-sale	69,975,290	—
Property and equipment, at cost	(227,188)	(144,617)
Loans receivable, net	3,814	17,433

Net cash used in investing activities	(50,655,195)	(127,184)

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in accrued IPO costs	(2,410,961)	—
Net (repayments) borrowings under credit facilities	(25,903)	951,092
Distributions paid to LLC Members	—	(3,793,702)

Net cash used in financing activities	(2,436,864)	(2,842,610)

Net (decrease) increase in cash	(53,948,134)	915,839
Cash and cash equivalents
Beginning	67,922,802	1,584,083

Ending	$13,974,668	$2,499,922

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Table 4

CRM Holdings, Ltd.
Income By Segment

	For the three months ended June 30, 2006

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$8,437,631	$—	$—	$8,437,631
Commissions	1,469,917	—	—	1,469,917
Net reinsurance premiums	—	5,603,016	—	5,603,016
Investment income	22,787	639,224	194,738	856,749

Total revenues	9,930,335	6,242,240	194,738	16,367,313

Expenses:
Underwriting expenses	—	2,878,886	—	2,878,886
Interest expense	1,664	—	—	1,664
Depreciation and amortization	52,468	—	—	52,468
Operating expenses	8,284,765	247,666	623,279	9,155,710

Total expenses	8,338,897	3,126,552	623,279	12,088,728

Income before taxes	$1,591,438	$3,115,688	$(428,541)	$4,278,585

Total Assets	$7,785,502	$79,920,260	$16,582,077	$104,287,839

	For the three months ended June 30, 2005

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$7,655,302	$—	$—	$7,655,302
Commissions	1,179,451	—	—	1,179,451
Net reinsurance premiums	—	1,428,146	—	1,428,146
Investment income	8,518	24,228	—	32,746

Total revenues	8,843,271	1,452,374	—	10,295,645

Expenses:
Underwriting expenses	—	1,074,219	—	1,074,219
Interest expense	25,644	—	—	25,644
Depreciation and amortization	51,058	—	—	51,058
Operating expenses	7,180,585	67,981	—	7,248,566

Total expenses	7,257,287	1,142,200	—	8,399,487

Income before taxes	$1,585,984	$310,174	$—	$1,896,158

Total Assets	$5,093,003	$11,531,579	$—	$16,624,582

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CRM Income by Segment, continued

	For the six months ended June 30, 2006

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$16,267,979	$—	$—	$16,267,979
Commissions	3,335,009	—	—	3,335,009
Net reinsurance premiums	—	9,913,704	—	9,913,704
Investment income	40,352	1,222,212	376,819	1,639,383

Total revenues	19,643,340	11,135,916	376,819	31,156,075

Expenses:
Underwriting expenses	—	5,204,271	—	5,204,271
Interest expense	30,178	—	—	30,178
Depreciation and amortization	103,851	—	—	103,851
Operating expenses	17,203,215	327,929	1,035,701	18,566,845

Total expenses	17,337,244	5,532,200	1,035,701	23,905,145

Income before taxes	$2,306,096	$5,603,716	$(658,882)	$7,250,930

Total Assets	$7,785,502	$79,920,260	$16,582,077	$104,287,839

	For the six months ended June 30, 2005

	Fee-Based Management Services	Reinsurance	Corporate and Other	Total

Revenues:
Management fees	$14,384,151	$—	$—	$14,384,151
Commissions	2,110,292	—	—	2,110,292
Net reinsurance premiums	—	3,045,146	—	3,045,146
Investment income	13,391	40,073	—	53,464

Total revenues	16,507,834	3,085,219	—	19,593,053

Expenses:
Underwriting expenses	—	2,205,558	—	2,205,558
Interest expense	28,780	—	—	28,780
Depreciation and amortization	102,280	—	—	102,280
Operating expenses	14,270,727	138,413	—	14,409,140

Total expenses	14,401,787	2,343,971	—	16,745,758

Income before taxes	$2,106,047	$741,248	$—	$2,847,295

Total Assets	$5,093,003	$11,531,579	$—	$16,624,582

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Table 5

CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended June 30,		For the six months ended June 30,

	2006	2005	2006	2005

Revenues from Fee-Based Management Services	$9,907,548	$8,834,753	$19,602,988	$16,494,443
New York	7,209,781	7,012,115	13,612,822	12,999,367
California	2,697,767	1,822,638	5,990,166	3,495,076
Revenues from Reinsurance	5,603,016	1,428,146	9,913,704	3,045,146
New York	3,052,841	1,252,971	4,729,366	2,507,371
California	2,550,175	175,175	5,184,338	537,775
Investment Income	856,749	32,746	1,639,383	53,464
Total Revenues	$16,367,313	$10,295,645	$31,156,075	$19,593,053

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Table 6

CRM Holdings, Ltd.
Fee-Based Management Services Segment Data

	June 30,

	2006	2005

Number of Groups
New York	8	8
California	6	4
Number of Group Members
New York	1,922	1,828
California	345	213
Aggregate Annualized Premiums (1)
New York	$116,366,970	$106,092,118
California	$68,530,940	$55,352,395

(1) Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.  CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future.  Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed.  Increases and decreases in the aggregate amount of these annualized premiums are an indication of the increase or decrease in the amount of management fees we expect to earn  in the future as our unearned management fees are recognized as income.

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Table 7

CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended June 30,		For the six months ended June 30,

	2006	2005	2006	2005

Net Reinsurance Premiums	$5,603,016	$1,428,146	$9,913,704	$3,045,146
Loss and Loss Adjustments Expenses	1,197,452	651,894	2,231,227	1,305,062
Underwriting, Acquisition and Insurance Expenses	1,929,100	490,306	3,300,973	1,038,909

Underwriting Profit	$2,476,464	$285,946	$4,381,504	$701,175

Loss Ratio (1)	21.4%	45.6%	22.5%	42.9%
Expense Ratio (2)	34.4%	34.4%	33.3%	34.1%
Combined Ratio (3)	55.8%	80.0%	55.8%	77.0%

(1) The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
(2) The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
(3) The combined ratio is the sum of the loss ratio and the expense ratio.

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CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste 2050
Los Angeles, CA  90024
(310) 231-8600 ext. 117

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